Exhibit 99.1

Press Release	Source: Sunair Services Corporation
Sunair Services Corporation Announces the Appointment of Jack I. Ruff as its new CEO and President
BOCA RATON, Fla., July 31, 2008, Sunair Services Corporation (Amex: SNR) announced that it has appointed Jack I. Ruff to serve as its Chief Executive Officer and President effective as of July 25, 2008. Mr. Ruff is a co-founder of Royal Palm Capital, Inc. (“RPCP”) and has been a partner of RPCP since September 2002 through the present date. Mr. Ruff has also served as vice president and director of Royal Palm Capital Management, Inc., since February 2005 through the present date. Prior thereto, Mr. Ruff served as Senior Vice President with Bank of America, N.A., where for over 18 years he was responsible for mergers and acquisitions and financing high growth public and private middle market companies. In this capacity, he evaluated and structured transactions using public and private equity, public and private senior debt and mezzanine securities. In addition, he was the Market Executive for Bank of America’s Financial Strategies Group where he managed a group of professional bankers focused on the middle market in Florida. Prior to joining Bank of America (formerly NationsBank) in 1984, he was employed for seven years by The First National Bank of Chicago’s Global Banking Group. Mr. Ruff received his B.S. in Finance and Economics from Indiana University.
John Hayes, the Company’s former CEO and President, has left the Company to pursue other interests.
About Sunair Services Corporation
Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. Through a subsidiary, Sunair also is involved in the telephone communications business. For more information about Sunair, please visit http://www.sunairservices.com.
About Middleton Lawn & Pest Control
Established in Orlando, Fla. in 1952, Middleton Pest Control Inc., a subsidiary of Sunair Services Corporation, has declared 2007 as “The Year of the Frog” in celebration of 55 years of service excellence. With 627 employees, Middleton is among the nation’s top 15 pest control companies and top six lawn care companies. Middleton provides complete pest control, lawn and shrub care, subterranean and drywood termite control and mosquito reduction services through a network of 29 branch offices, serving approximately 30 Florida counties. For more information about Middleton or general company information, please call 1-866-FLA-FROG or visit www.middletonpest.com.
Information Regarding Forward Looking Statements
Some of the statements in this press release, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements include the inability to consummate future acquisitions or pursue growth opportunities, the inability to integrate acquisitions, the inability to raise additional capital to finance expansion, the risks inherent in the entry into new geographic markets, changes in regulatory conditions, competition, risks associated with general economic conditions and other factors included in Sunair’s filings with the SEC. Copies of Sunair’s SEC filings are available from the SEC or may be obtained upon request from Sunair. Sunair does not undertake any obligation to update the information contained herein, which speaks only as of this date.
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